Exhibit 10.12

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

BETWEEN

LUMENA PHARMACEUTICALS, INC.

AND

PFIZER INC.

DATED June 1, 2012

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of June 1, 2012 (the “Effective Date”), by and between Lumena Pharmaceuticals, Inc. (“Lumena”), a corporation organized and existing under the laws of the State of Delaware, and Pfizer Inc. (“Pfizer”), a corporation organized and existing under the laws of the State of Delaware. Lumena and Pfizer are sometimes referred to herein individually as a “Party” and collectively as “Parties.” The Parties agree as follows:

BACKGROUND

Pfizer owns certain intellectual property rights and data relating to its ASBT inhibitor research program, including the Licensed Know How (as defined below). Lumena is interested in further developing and commercializing Licensed Products (as defined below) using such intellectual property rights. Subject to the terms and conditions set forth in this Agreement, Pfizer is willing to grant Lumena a license to further develop and commercialize, on a worldwide basis, Licensed Products.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth below, the Parties hereto agree as follows.

ARTICLE 1 - DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings:

“Accredited Investor” has the meaning provided in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (15 U.S.C. §2(a)), as amended.

“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, or by contract or otherwise.

“Applicable Laws” means all applicable laws, ordinances, rules, guidelines and regulations of any kind whatsoever of any governmental (including international, foreign, federal, state and local) or regulatory authority, including the Foreign Corrupt Practices Act and all laws, ordinances, rules, guidelines and regulations promulgated by the FDA or its counterparts in foreign jurisdictions.

“ASBTi Program” means all activities conducted by or on behalf of Pfizer relating to the

Compound including without limitation, all research, development, regulatory, manufacturing and other related activities.

“Bankruptcy Event” has the meaning set forth in Section 9.6.

“Cap Amount” has the meaning set forth in Section 3.3.

“Calendar Quarter” means a three (3) month period ending on March 31, June 30, September 30 or December 31.

“Combination Product” means either: (a) any pharmaceutical product that consists of a Compound and at least one other active ingredient that is not a Compound; or (b) any combination of a Licensed Product and another pharmaceutical product that contains at least one other active ingredient that is not a Compound where such products are not formulated together but are sold together and invoiced as one product.

“Commercially Reasonable Efforts” means the efforts and resources, consistent with the normal business practices of Lumena, used for the development of products owned by it or to which it has exclusive rights, which products are at a similar stage in their development or product life and are of similar market potential, taking into account efficacy, safety, Regulatory Authority approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, ability to finance the project, medical and clinical considerations, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product, including the royalties payable to licensors of patent or other rights, and the costs of development, manufacture and marketing.

“Compound” means the compound owned by Pfizer known as SD-5613 and [...***...].

“Confidential Information” means information received (whether disclosed in writing, electronically, orally or by observation) by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) unless in each case such information, as shown by competent evidence:

(a)      was known to the Receiving Party or to the general public prior to the Disclosing Party’s disclosure, as demonstrated by contemporaneous written records;

(b)      became known to the general public, after the Disclosing Party’s disclosure hereunder, other than through a breach of the confidentiality provisions of this Agreement by the Receiving Party or any Person to whom such Receiving Party disclosed such information;

(c)      was subsequently disclosed to the Receiving Party by a Person having a legal right to disclose, such information or data; or

(d)      was developed by the Receiving Party independent of the Disclosing Party’s Confidential Information.

“Control” means the possession of the ability to grant a license without violating the terms of any agreement or other arrangement with any Third Party.

“Damages” means any and all costs, losses, claims, demands for payment, government enforcement actions, liabilities, fines, penalties, expenses, court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its Affiliates (including any court-imposed interest in connection therewith), each as a result of any claim, demand, action, investigation or other proceeding by any Third Party.

“Effective Date” has the meaning set forth in the first paragraph hereof.

“FDA” means the United States Food and Drug Administration, or any successor federal agency having responsibility over regulatory approval. “FDA” shall also be deemed to include the applicable governmental or regulatory authority having jurisdiction over Licensed Products in any particular country or region in the Territory (for example, the European Medicines Evaluation Agency for the European Union).

“Field” means the diagnosis, treatment, prevention, mitigation and cure of any and all human diseases and disorders.

“Financing” means the next sale after the Effective Date of shares of Lumena’s capital stock in one transaction or a series of related transactions which is a bona fide financing transaction with net proceeds to Lumena (after giving effect to applicable fees and costs) of not less than [...***...] U.S. dollars [...***...] and up to [...***...] U.S. dollars [...***...] and in which the proceeds to be received by Lumena are principally from Accredited Investors who are venture capital, private equity, institutional, corporate or similar investors, on terms and conditions negotiated among Lumena and such investors.

“First Commercial Sale” means the first arm’s length sale of a Licensed Product in a country by Lumena or its Affiliate or its sublicensee to a Third Party that is not an Affiliate of the selling party following Regulatory Approval in such country.

“Fully-Diluted Shares” has the meaning set forth in Section 3.3.

“GAAP” means United States Generally Accepted Accounting Principles, consistently applied.

“Inventions” has the meaning set forth in Section 5.1.

“Investors” has the meaning set forth in Section 3.3.

“Licensed Know-How” means all information, documentation and data owned or Controlled by Pfizer which is listed in Section 1 of Exhibit A of this Agreement, as such Exhibit may be amended from time to time upon the mutual written agreement of the Parties.

“Licensed Product” means any pharmaceutical product, in any form or formulation, that contains or comprises the Compound, alone or in combination with one or more other active ingredients.

“Net Sales” means with respect to a Licensed Product that is not a Combination Product, the gross amounts invoiced by Lumena, its Affiliates or sublicensees for sales of Licensed Products to independent Third Parties, less the following deductions paid, granted, or accrued: […***…] in accordance with GAAP consistently applied. Net Sales shall be determined from the books and records maintained in accordance with GAAP as consistently applied by Lumena.

In applying the foregoing: (a) […***…] shall be disregarded for purposes of calculating Net Sales. In the case of any sale or other disposal of a Licensed Product […***…]. (b) Any of the items set forth herein that would otherwise be deducted from the invoice price in the calculation of Net Sales […***…] shall not be deducted from the invoice price in the calculation of Net Sales. (c) [...***...]

            For Licensed Products which are sold as Combination Products, the Net Sales for such Combination Products shall be adjusted by multiplying the actual Net Sales by the fraction A/(A+B) where A is [...***...], and B is […***…]. If the other product or product component is not sold separately, then the actual Net Sales shall be adjusted by multiplying the actual Net Sales by the fraction A/C where A is […***…], and C is […***…]. If neither of the foregoing applies, then the Parties shall determine the Net Sales of the Combination Product in good faith based on the respective values of the components of such Combination Product. In the event the Parties are not able to reach agreement, Net Sales for such Combination Product shall be determined by an expert jointly appointed by the parties, with such determination to be based on the respective values of the components of such Combination Product. The decision of the expert shall be final and binding on the Parties and the fees of the expert shall be equally shared between the Parties. Net Sales amounts shall be determined from the books and records of Lumena maintained in accordance with GAAP (or, at Lumena’s election, IFRS), consistently applied.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority, or any other entity or organization.

“Regulatory Approval” means approval of an Application for Marketing Authorization, including all pricing and reimbursement approvals, and satisfaction of any related applicable FDA registration and notification requirements (if any).

“Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a pharmaceutical product in a country or territory.

“Relevant Records” has the meaning set forth in Section 3.7(a).

“Royalty Term” means, on a Licensed Product by Licensed Product basis, that time period beginning on the First Commercial Sale of the Licensed Product anywhere in the world, and ending [...***...] years thereafter.

“Series A-1 Shares” means: if the Financing consists of common stock, then shares of common stock of Lumena; and if the Financing consists of preferred stock, then shares of preferred stock of Lumena having terms substantially equivalent to the Series A Shares except for the following: (i) the holders of the Series A-1 Shares shall have the information rights substantially equivalent to those set forth on Exhibit B, (ii) the holders of the Series A-1 Shares shall have the board observation rights substantially equivalent to those set forth on Exhibit B, (iii) the liquidation preference of the Series A Shares may be senior to the liquidation preference of the Series A-1 Shares, (iv) the Series A-1 Shares shall be non-voting except as to matters required by law and provisions commonly known as protective provisions substantially equivalent to those set forth on Exhibit B, and (v) the Series A-1 Shares shall have redemption rights.

“Series A Shares” has the meaning set forth in Section 3.3.

“Territory” means all countries of the world, or worldwide.

“Third Party” means Persons other than the Parties or their Affiliates.

“Transaction Agreements” has the meaning set forth in Section3.2.

ARTICLE 2 - LICENSE RIGHTS

2.1      License. Subject to the terms and conditions set forth in this Agreement, Pfizer shall, and it hereby does, grant to Lumena an exclusive (even as to Pfizer and its Affiliates except as provided in Section 2.2 below), perpetual (subject to Section 9.3) license, with the right to grant sublicenses through multiple tiers of sublicensees, under the Licensed Know-How, to conduct research and to develop, make, have made, use, sell, offer for sale, import and otherwise exploit, the Compound and Licensed Products in the Field in the Territory.

2.2      Pfizer Retained Rights. Subject to the terms and conditions of this Agreement, Pfizer retains the right under the Licensed Know-How, to conduct internal research, as well as research conducted on Pfizer’s behalf by a third party, only.

2.3      No Conflict. Pfizer shall not grant to any Affiliate or Third Party any license rights in conflict with or otherwise restricting or affecting the license grant in Section 2.1 above.

2.4      No Implied Licenses. No right or license under any intellectual property of a Party is granted or shall be granted by implication. All such rights are or shall be granted only as expressly provided in the terms of this Agreement.

2.5      License Option. If, during the term of the Agreement, Lumena determines to seek a third party sublicensee of Lumena’s rights to commercialize the Compound or Licensed Products (together with or without research and development rights) (“Commercial License”), Lumena will notify Pfizer in writing and provide Pfizer with a summary of all clinical data obtained from any clinical trials conducted by or on behalf of Lumena on such Compound[s] or Licensed Products (“Data Package”), and any other information reasonably requested by Pfizer, in order to allow Pfizer to determine whether it wishes to negotiate with Lumena for such a Commercial License. Pfizer will have a period of […***…] after receipt of the Data Package (“Notice Period”) to notify Lumena in writing of its interest in negotiating for a Commercial License (“Notice”) and thereafter Pfizer will have the exclusive right to negotiate with Lumena for a period of […***…] (“Negotiation Period”) in good faith, the terms of a Commercial License. If Pfizer fails to provide Notice to Lumena within the Notice Period, or the parties fail to enter into a Commercial License within the Negotiation Period, Lumena will be free to enter into a Commercial License with any Third Party, provided however that if Lumena does not enter into a Commercial License with a Third Party or is not continuing in good faith negotiations with a Third Party for a Commercial License, within […***…] following the expiration of the Notice Period (if Pfizer failed to provide Notice), or the Negotiation Period (if Pfizer provided Notice), then upon Lumena determining again to seek a Commercial License with a Third Party to the Compound or Licensed Products, Lumena will provide Pfizer with a further Data Package and Pfizer will have a further exclusive period of […***…] to negotiate in good faith with Lumena, the terms of Commercial License to the Compound or Licensed Products. If the parties do not enter into such a Commercial License during this […***…] period, Lumena will have no further obligations to negotiate with Pfizer and Lumena will be free to enter into any license or sublicense agreement with any Third Party for the Compound or Licensed Products without further obligation to Pfizer.

ARTICLE 3 - CONSIDERATION

3.1      Upfront Payment. In consideration of the license grants and transfer of Licensed Know How hereunder, Lumena will pay Pfizer an upfront payment of [...***...], payable within […***…] after the closing of the Financing.

3.2      Equity Transaction Agreements. Prior to the issuance of equity to Pfizer under Section 3.3, Pfizer, Lumena and the Investors (as defined below) will negotiate in good faith the terms and conditions of customary documents (such as, without limitation, an investor rights agreement and a voting agreement) containing terms and conditions of the Series A-1 Shares (the “Transaction Agreements”). If (i) Pfizer, Lumena and the Investors are unable to come to agreement on the terms and conditions of the Transaction Agreements, and (ii) the Transaction Agreements are not executed by Pfizer, Lumena and the Investors, and (iii) the Series A-1 Shares are not issued to Pfizer in accordance with Section 3.3, all within […***…] of the Effective Date, then this Agreement (including the license granted under Section 2.1) will immediately terminate.

3.3      Equity Issuance. Contemporaneously with the issuance of shares in the Financing (the “Series A Shares”) to the applicable investors (the “Investors”) and subject to Section 3.2, (i) Lumena shall issue to Pfizer that number of Series A-1 Shares that, on an as-if converted basis, is equal to […***…] of the lesser of (x) total number of Fully Diluted Shares after giving effect to the closing of the Financing and the issuance of the Series A-1 Shares, and (y) the Cap Amount, and (ii) Pfizer and Lumena shall each execute and deliver Transaction Agreements acceptable to Pfizer, Lumena and the Investors, provided that the Investors shall also execute and deliver the Transaction Agreements. Pfizer will have the right to transfer its A-1 Shares to an Affiliate. The term “Fully-Diluted Shares” means, at any given time, the number of shares of common stock of Lumena outstanding at such time, plus the number of shares of common stock of Lumena issuable upon the exercise or conversion of any stock or securities of Lumena that are directly or indirectly convertible into, or exercisable or exchangeable for, Lumena’s common stock, including, without limitation, the Series A Shares, the Series A-1 Shares and any other outstanding options, warrants, other convertible notes or securities of any kind. The term “Cap Amount” means the total number of Fully-Diluted Shares that would have been issued and outstanding after the closing of a financing in the amount of […***…] but which is otherwise on the same terms and conditions as the Financing.

3.4      Royalty Payments. Subject to the terms and conditions of this Section 3.3, Lumena shall pay to Pfizer a royalty equal to […***…] of Net Sales of each Licensed Product sold by Lumena and its Affiliates and sublicensees during the Royalty Term for such Licensed Product. Lumena shall pay royalties due under this Section 3.4 concurrently with the remittance of the royalty report in accordance with Section 3.6. All amounts payable to Pfizer under this Section 3.4 shall be paid in U.S. dollars by wire transfer in immediately available funds to an account designated in writing by Pfizer (unless otherwise instructed by Pfizer in writing.

3.5      Interest Payments. Any amount required to be paid by a party hereunder which is not paid on the date due until […***…] past such date shall bear interest at a rate equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was due plus […***…] premium, as reported by The Wall Street Journal (New York edition). Such interest shall be computed on the basis of a year of 360 days for the actual number of days payment is delinquent.

3.6      Expiration of Royalty Term. Following expiration of the Royalty Term for a Licensed Product, no further royalties shall be payable in respect of sales of such Licensed Product in any country and thereafter the license granted to Lumena under Sections 2.1 shall automatically become fully paid-up, perpetual, irrevocable and royalty-free.

3.7      Record Retention; Reports and Payments.

(a)      Record Retention. Lumena shall keep complete and accurate financial books and records that are necessary to verify royalty payments owed under Section 3.4 and Lumena’s sale of the Licensed Products, including any and all calculations of the royalty payments (collectively, the “Relevant Records”), for a period which is the longer of: (a) the period of time required by Applicable Law, or (b) […***…] from the end of the calendar year to which such records relate (collectively, the “Relevant Records”). Such records shall be kept in accordance with GAAP, and Lumena’s internal practices and procedures, consistently applied.

(b)      Reports and Payments. Beginning with the first Calendar Quarter following the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs, Lumena shall furnish Pfizer with a quarterly report on Net Sales of Licensed Products, within […***…] days after the end of the previous Calendar Quarter. Such report shall include a written report in reasonable detail of: (a) the Net Sales of Licensed Products for the previous Calendar Quarter, broken down by country, (b) the royalty payment that is due and payable, and (c) the basis for calculating such royalty payment. The total amount of payments due to Pfizer, as shown by such report shall be paid by Lumena concurrently with the remittance of such report.

3.8      Audits. Pfizer shall have the right from time to time but no more than […***…] every twelve (12) months, and no more than […***…] with respect to any audited period, to cause an independent, certified public accountant reasonably acceptable to Lumena (the “Auditor”) to audit the Relevant Records solely to confirm compliance with the terms of this Agreement. Such audits may be exercised during normal business hours upon reasonable prior written notice (not to be less than […***…]) to Lumena. The Auditor will execute a reasonable written confidentiality agreement with Lumena and will disclose to Pfizer only such information as is reasonably necessary to provide Pfizer with information regarding any actual or potential non-compliance with the terms of this Agreement. The Auditor will send a copy of the report to Lumena at the same time it is sent to Pfizer. Pfizer shall bear the full cost of such audit unless such audit discloses an underpayment by Lumena of more than […***…] of the amount due for any calendar year under this Agreement, in which case, Lumena shall bear the full cost of such audit and shall promptly remit to Pfizer the amount of any underpayment. If such audit discloses an overpayment by Lumena, then Lumena will deduct the amount of such overpayment from amounts otherwise owed to Pfizer under this Agreement. If, however, no additional payments are due from Lumena to Pfizer within the next […***…] under the terms of this Agreement, then, upon request by Lumena, Pfizer will refund such overpayment to Lumena. Upon the expiration of […***…] following the end of any calendar year, the calculation of royalties payable with respect to such calendar year will be binding and conclusive upon Pfizer except with respect to any audit then underway, and except for fraud, Lumena and its Affiliates will be released from any liability or accountability with respect to royalties for such calendar year.

3.9      Taxes and Currency. All payments made under this Agreement shall be in United States dollars. It is understood and agreed between the Parties that any amounts payable by Lumena to Pfizer hereunder are exclusive of any and all applicable sales, use, VAT, GST, excise, property, and other taxes, levies, duties or fees (collectively, “Taxes”), which shall be added thereon as applicable. Lumena shall be responsible for billing and collection from its customers and remitting to the appropriate taxing authority any and all Taxes which it is required to collect or remit. Each Party will be responsible for its own income and property taxes. If Lumena is required to make a payment to Pfizer subject to a deduction of tax or withholding tax (a “Withholding Tax Requirement”), then (a) Lumena shall deduct and withhold the amount of such Withholding Tax Requirement for the account of Pfizer to the extent required by applicable law, (b) the amounts payable to Pfizer shall be reduced by the amount of such Withholding Tax Requirement deducted and withheld, (c) Lumena shall pay the amounts of such Withholding Tax Requirement to the proper governmental authority in a timely manner, and (d) Lumena shall promptly transmit to Pfizer an official tax certificate or other evidence of such tax obligations, together with proof of payment from the relevant governmental authority of all amounts deducted and withheld, sufficient to enable Pfizer to claim a credit or deduction for such payment of such Withholding Tax Requirement. Notwithstanding anything in this Agreement to the contrary, if Lumena is required to make a payment to Pfizer subject to a deduction of tax or withholding tax, if such withholding or deduction obligation arises as a result of any action by Lumena, including but not limited to any assignment or sublicense, or any failure on the part of Lumena to comply with applicable tax laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the parties hereto (a “Lumena Withholding Tax Action”), then the sum payable by Lumena (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Pfizer receives a sum equal to the sum which it would have received had no such Lumena Withholding Tax Action occurred. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by Lumena to Pfizer under this Agreement. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Licensed Product is sold, payment shall be made through such lawful means or methods as Pfizer and Lumena reasonably shall agree. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, all amounts reported and payable under this Agreement shall be calculated based on the domestic currency where such sale is made and converted (as applicable) into the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the daily foreign exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable Calendar Quarter, or for periods less than a Calendar Quarter, the average of the daily rates published in The Wall Street Journal for such period.

ARTICLE 4 - CONDUCT OF DEVELOPMENT

AND COMMERCIALIZATION OF LICENSED PRODUCT

4.1      Transfer of Know-How. Pfizer shall transfer to Lumena, at no cost to Lumena, all of the Licensed Know How, in accordance with the timelines and provisions of, and in the file format specified in, Exhibit A.

4.2      Representatives of the Parties. Each Party will designate a primary representative for purposes of this Agreement (each, a “Representative”), who shall manage and facilitate in an orderly manner the transfer of Licensed Know-How and transition support. Pfizer’s Representative is […***…]. Lumena’s Representative is […***…]. Pfizer’s Representative shall provide reasonable assistance to Lumena, upon reasonable request by Lumena’s Representative, in the transfer of Licensed Know-How from Pfizer to Lumena. Each Party may replace its Representative at any time upon written notice to the other Party.

4.3      Development and Commercialization.

(a)      Responsibilities of Lumena. Lumena shall have sole responsibility and control with respect to all further development and commercialization activities for the Compound and Licensed Products. Lumena shall have sole responsibility and control with respect to seeking Regulatory Approvals to commercialize the Licensed Products, and Lumena or its designees shall hold legal title to all applications for marketing authorizations within the Territory.

(b)      Diligence. Lumena shall use Commercially Reasonable Efforts to develop and commercialize Licensed Products. Subject to the foregoing, Lumena reserves at all times the freedom and right, in its own discretion, to abandon the development and commercialization of the Compound or Licensed Products without any liability of Lumena to Pfizer or any other Third Party (except as expressly stated in this Agreement), if (i) Lumena for any reason, (including without limitation, for scientific, economic, or regulatory reasons), decides to abandon the development or commercialization of the Compound or Licensed Products, or, (ii) Lumena decides not to submit or maintain an application for or to withdraw regulatory approval(s) for, any or all Licensed Products if the development does not meet Lumena’s expectations or deliver the expected results or it reveals severe safety or adverse events. If (i) all research, development and commercialization efforts with respect to the Compound and Licensed Products, including without limitation all pre-clinical and clinical trials, cease for a period in excess of […***…], or (ii) Lumena determines to cease all efforts to develop and commercialize Licensed Products at any time, then in either event Lumena shall provide Pfizer with written notice thereof and Pfizer may elect to terminate this Agreement and such termination shall be deemed a termination by Lumena pursuant to Section 9.4. Pfizer acknowledges and agrees that the drug development process is inherently unpredictable and delays to development of Licensed Products may occur for reasons beyond Lumena’s control as the Licensed Products are developed, and that the drug development process is subject to a high level of governmental regulation and the requirements of the regulatory process of seeking drug approval may result in delays beyond Lumena’s control and that such delays or other similar delays, without evidence of some other lack of Commercially Reasonable Efforts, are not a breach of this Section 4.3.

4.4      Lumena Obligation to Update Pfizer. At least […***…], Lumena shall provide Pfizer with a written summary of the activities conducted during the preceding year with respect to the development and commercialization of Licensed Products (a “Development Report”). Each Development Report shall include with respect to the applicable […***…] period a description of the research and development activities conducted both in the United States and outside the United States with respect to Licensed Products.

4.5      Regulatory. Promptly after the Effective Date, Pfizer shall take any such actions and execute such documents as are necessary or useful to transfer to Lumena all regulatory filings and approvals listed in Exhibit A with respect to the Compound, and Licensed Products, as applicable.

ARTICLE 5 - INTELLECTUAL PROPERTY

5.1      Ownership of Inventions. Ownership worldwide of inventions and discoveries conceived and reduced to practice during the term of this Agreement (“Inventions”) shall be determined in accordance with the rules of inventorship under United States patent laws as they exist on the Effective Date. Lumena shall solely own and shall bear all expenses incurred in preparing, filing, prosecuting and maintaining all patent applications and patents that encompass all such Inventions that are solely invented by Lumena or employees or agents of Lumena.

5.2      Trademarks. Lumena will own and be responsible for all trademarks related to its marketing of Licensed Products and will be responsible, in its sole discretion, with respect to registering, defending and maintaining such trademarks.

5.3      Patent Term Extensions. Lumena shall have the right, but not the obligation, to prepare, file and prosecute, any patent term extension or supplementary protection certificate application with respect to any applicable patent claiming Inventions owned by Lumena, and to obtain all available extensions and supplementary protection certificates for any such patent applicable to such Licensed Product.

5.4      Orange Book Information. Lumena shall have the sole right, but not the obligation, to submit to all applicable Governmental Authorities patent information pertaining to each Licensed Product pursuant to 21 U.S.C. §355(b)(1)(G) (or any amendment or successor statute thereto) or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.

ARTICLE 6 - CONFIDENTIALITY

6.1      Confidential Information. The Parties agree that, unless the Receiving Party obtains the prior written consent of the Disclosing Party, at all times during the term of this Agreement and for a […***…] period following its expiration or earlier termination, the Receiving Party will protect the Disclosing Party’s Confidential Information with at least the same level of care as the Receiving Party uses to protect its own confidential information, and in any event not less than a reasonable level of care. The Receiving Party will maintain as confidential, will not publish or otherwise disclose and will not use directly or indirectly for any purpose other than as contemplated by this Agreement any Confidential Information of the Disclosing Party. For clarity, Pfizer may only use Development Reports received from Lumena, for the purpose of monitoring compliance by Lumena with its obligations under this Agreement. During the term of this Agreement, the Licensed Know-How will be considered the Confidential Information of Lumena.

6.2      Limited Disclosure Permitted. Each Party may disclose Confidential Information of the Disclosing Party to its and its Affiliates’ directors, employees and advisors who have a need to know the Confidential Information for the permitted purpose and who are bound by confidentiality and non-use obligations with respect to such information comparable to those in this Agreement. The Receiving Party may also disclose Confidential Information of the Disclosing Party to the extent that such disclosure is required by Applicable Laws, in the opinion of legal counsel to the Receiving Party; provided, however, that the Receiving Party will first have given reasonable notice to the Disclosing Party (if practicable) and given the Disclosing Party a reasonable opportunity to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject thereof be held in confidence by the recipient or, if disclosed, be used only for purposes required by such law; provided further, however, that if a protective order is not obtained, the Confidential Information so disclosed will be limited to that information that is legally required to be disclosed as required by Applicable Laws.

6.3      Authorized Disclosures by Lumena. Lumena may disclose Confidential Information received from Pfizer:

(a)      to a governmental or regulatory authority, including FDA, as required to conduct clinical trials or obtain or maintain Regulatory Approval for the Licensed Product;

(b)      to a Third Party or sublicensee as may be necessary or useful in connection with the manufacture, development and commercialization of any Licensed Product, provided that such disclosures are subject to obligations of confidentiality comparable to those set forth in this Agreement;

(c)      to a United States or foreign tax authority;

(d)      to its representatives or to Third Parties in connection with financing activities of Lumena, or in connection with the transfer or sale of all or substantially all of the business of Lumena to which this Agreement relates, to a Third Party, whether by merger, sale of stock, sale or transfer of assets or otherwise; provided, however, that: (i) each such representative or Third Party has, in the reasonable determination of Lumena, a need to know such Confidential Information and has an obligation to maintain the confidentiality of such information, and (ii) Lumena informs each representative or Third Party receiving Confidential Information of its confidential nature,;

(e)      in the filing or prosecution of any patent claiming any invention owned by Lumena pursuant to this Agreement, to the extent such disclosure in the filing or publication of the patent or patent application is reasonably necessary for support of the patent or patent application; or

(f)      in order to comply with applicable securities law disclosure requirement or any disclosure requirements of any applicable stock market or securities exchange.

6.4      Disclosure of Agreement. If either Party desires to make a public announcement concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, such approval not to be unreasonably withheld. The terms of this Agreement are the Confidential Information of both Parties. A Party shall not be required to seek the permission of the other Party to repeat or disclose any information as to the terms of this Agreement that has already been publicly disclosed by such Party in accordance with the foregoing or by the other Party, or any similar or comparable information. Either Party may disclose the terms of this Agreement to such Party’s existing investors, lenders, directors and professional advisors and to potential investors, lenders, sublicensees, acquirers or merger partners and their professional advisors who are bound by written or professional obligations of non-disclosure and non-use comparable those contained in this Article 6or are customary for such purpose.

ARTICLE 7

REPRESENTATIONS, WARRANTIES, COVENANTS, AND DISCLAIMERS

7.1      By Each Party. Each Party represents and warrants to the other Party as of the Effective Date, that: (a) it has the full corporate power and authority to enter into this Agreement, grant the rights granted by it hereunder, and perform its obligations hereunder; (b) this Agreement is fully binding and enforceable against it in accordance with its terms (subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether or not such enforcement is considered a proceeding at law or in equity); (c) it has no obligation to any Third Party which might prejudice or limit its freedom to comply with any of the provisions of this Agreement, and that it shall not enter into any such agreements or other obligations without the prior written consent of the other Party; (d) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation ;and (e) execution of this Agreement and its performance of its obligations hereunder have been duly authorized.

7.2      Non-Debarment. Each Party represents and warrants to the other Party that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and that neither such Party, its employees, nor any Person engaged by a Party to conduct development activities with respect to the Compound or Licensed Products has been debarred under the provisions of such Act.

7.3      Representations and Warranties Regarding Securities Issuances.

(a)      Lumena Representations and Warranties. Lumena represents and warrants to Pfizer that the Series A-1 Shares when issued, sold and delivered in accordance with the terms and conditions set forth in this Agreement, will be validly issued, fully paid and non-assessable, and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by Pfizer.

(b)      Pfizer Representations and Warranties. Pfizer represents and warrants to Lumena that:

(i)      Purchase Entirely for Own Account. The Series A-1 Shares to be acquired by Pfizer will be acquired for investment for Pfizer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Pfizer has no present intention of selling, granting any participation in, or otherwise distributing the same. Pfizer does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series A-1 Shares.

(ii)      Disclosure of Information. Pfizer has had an opportunity to discuss Lumena’s business, management, financial affairs and the terms and conditions of the offering of the Series A-1 Shares with Lumena’s management.

(iii)      Restricted Securities. Pfizer understands that the Series A-1 Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Parties’ representations as expressed herein. Pfizer understands that the Series A-1 Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Pfizer must hold such shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Pfizer acknowledges that Lumena has no obligation to register or qualify the Series A-1 Shares, or any shares into which such shares may be converted, for resale except as set forth in the Transaction Agreements. Pfizer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series A-1 Shares, and on requirements relating to Lumena which are outside of the Pfizer’s control, and which Lumena is under no obligation and may not be able to satisfy.

(iv)      No Public Market. Pfizer understands that no public market now exists for the Series A-1 Shares, and that Lumena has made no assurances that a public market will ever exist for such shares.

(v)      Legends. Pfizer understands that the stock certificates for the Series A-1 Shares and any securities issued in respect of or exchange for such shares, may bear one or all of the following legends

(1)      “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(2)      Any legend set forth in, or required by, the other Transaction Agreements.

(3)      Any legend required by the securities laws of any state to the extent such laws are applicable to such shares represented by the certificate so legended.

(vi)      Accredited Investor. Pfizer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

7.4      Additional Pfizer Representations, Warranties and Covenants. Pfizer represents, warrants and covenants to Lumena that:

(a)      Neither Pfizer nor its Affiliates owns or controls any patents or patent applications expressly covering the Compound or its use, manufacture, sale or other exploitation.

(b)      Pfizer is the sole and exclusive owner of the Licensed Know-How free and clear of all liens and Pfizer has the right to grant the licenses to the Licensed Know-How that it purports to grant.

(c)      To Pfizer’s Knowledge, there is no claim pending or threatened alleging that the manufacture, use, sale or other exploitation of the Compound or Licensed Product in the Field within the Territory infringes, misappropriates or otherwise violates the intellectual property rights of a Third Party. As used herein, “Knowledge” means first hand and actual knowledge of the officers of Pfizer and is not meant to require or imply that any particular inquiry or investigation has been undertaken including, without limitation, obtaining any type of search (independent of that performed by the actual governmental authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel;

(d)      To Pfizer’s Knowledge, there is no use, infringement or misappropriation of the Licensed Know-How in derogation of the rights granted to Lumena under this Agreement;

(e)      To Pfizer’s Knowledge there are no investigations, inquiries, actions or other proceedings pending before the FDA with respect to the Compound or Licensed Products, and Pfizer has not received written notice threatening any such investigation, inquiry, action or other proceeding. During the term of this Agreement, Pfizer shall promptly notify Lumena in writing upon learning of any such actual or threatened investigation, inquiry, action or proceeding;

(f)      Pfizer has not granted to any Third Party or Affiliate any license or other right with respect to the Licensed Know-How in conflict with the rights granted herein. During the term of this Agreement, Pfizer shall not grant any rights inconsistent with the rights and licenses granted herein, and Pfizer shall not assign the Licensed Know-How except to a permitted assignee of this Agreement pursuant to Section 10.10.

(g)      Pfizer shall comply with all Applicable Law with respect to the performance of its obligations hereunder.

7.5      Additional Representation, Warranty and Covenant of Lumena. Lumena represents, warrants and covenants to Pfizer that Lumena shall comply with all Applicable Law with respect to the performance of its obligations hereunder.

7.6      No Implied Warranties. Except as expressly set forth in this Agreement, neither Party makes any representation or warranty, express or implied, with respect to the subject matter hereof or the transactions contemplated hereby.

7.7      No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ANY INFORMATION PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

ARTICLE 8

INDEMNIFICATION

8.1      Indemnification.

(a)      Lumena’s Obligation.    Lumena shall defend, indemnify and hold harmless Pfizer and its Affiliates and their officers, directors, employees, contractors, agents and assignees (“Pfizer Indemnitees”) from and against any and all damages, losses, liabilities, costs and expenses payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation (collectively “Damages”) incurred by such Pfizer Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party against such Pfizer Indemnitee (collectively, “Claims”) resulting from or arising out of: (i) the development of a Licensed Product by Lumena, its Affiliates, subcontractors or sublicensees, (ii) the commercialization of a Licensed Product by Lumena, its Affiliates, subcontractors or sublicensees, (iii) the negligence, recklessness or wrongful intentional acts or omissions of Lumena, its Affiliates, subcontractors or sublicensees, (iv) breach by Lumena of any representation, warranty or covenant as set forth in this Agreement, or (v) breach by Lumena of the scope of the license set forth in Section 2.1, except in each case to the extent such Damages are due to gross negligence or willful misconduct or breach of any representation, warranty or covenant in this Agreement by Pfizer, its Affiliates or their officers, directors, employees, contractors, agents or assignees.

(b)      Pfizer’s Obligation.  Pfizer shall defend, indemnify and hold harmless Lumena and its Affiliates and their officers, directors, employees, contractors, agents and assignees (“Lumena Indemnitees”) from and against any and all Damages incurred by such Lumena Indemnitees, all to the extent resulting from any Claims resulting from or arising out of: (i) the negligence, recklessness or wrongful intentional acts or omissions of Pfizer, its Affiliates, subcontractors or sublicensees, or (ii) breach by Pfizer of any representation, warranty or covenant as set forth in this Agreement; , except in each case to the extent such Damages are due to gross negligence or willful misconduct or breach of any representation, warranty or covenant in this Agreement by Lumena, its Affiliates or their officers, directors, employees or agents.

8.2      Procedure. The Party seeking indemnification (individually, the “Indemnified Party”), shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim. Such Claim for indemnity shall indicate the nature of the Claim and the basis therefor. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party, and (iii) the Indemnifying Party will not agree to any settlement that would admit liability on the part of the Indemnified Party or involve relief other than payment of money, without the approval of the Indemnified Party, not to be unreasonably withheld or delayed; and provided, further, that if it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the Indemnifying Party’s defense counsel to represent both Parties, separate independent counsel shall be retained for each Party at its own expense. The Indemnified Party shall have the right, at its election, to release and hold harmless the Indemnifying Party from its obligations hereunder with respect to such Claim and assume the complete defense of the same in return for payment by the Indemnifying Party to the Indemnified Party of the amount of the Indemnifying Party’s settlement offer. The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party

8.3      Non-Waiver of Indemnification Rights.  Each Indemnified Party’s rights under this Article 8 will not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under this Article 8.

8.4      Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES, PROVIDED THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF ARTICLE 8FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY. IN NO CASE SHALL EITHER PARTY BE LIABLE FOR ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY TO ANY THIRD PARTY. THE FOREGOING LIMITATION OF LIABILITY IN THIS SECTION 8.4 SHALL NOT APPLY TO THE EXTENT OF A PARTY’S GROSS NEGLIGENCE, RECKLESSNESS OR INTENTIONAL ACTS OR OMISSIONS OR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 6.

ARTICLE 9

TERM AND TERMINATION

9.1      Term.    The term of this Agreement will begin upon the Effective Date and, unless sooner terminated under this Article 9, will expire on a country-by-country basis at the end of the Royalty Term. Upon expiration of this Agreement, Lumena will have a fully paid up, perpetual, irrevocable license under the Licensed Know-How.

9.2      Termination by Either Party for Material Breach.    Upon any material breach of a material term of this Agreement by either Party, the non-breaching Party may, at its option, terminate this Agreement upon sixty (60) days written notice of such breach to the breaching Party, or upon thirty (30) days in the event of a material breach of a payment obligation. Such termination shall become effective at the end of such sixty (60) day or thirty (30) day period, as applicable, unless the breaching Party cures such breach or violation during such sixty (60) day or thirty (30) day period, as applicable; provided, however, in the case of a breach or violation that cannot be cured within such sixty (60) day or thirty (30) day period, as applicable,, the non-breaching Party may terminate this Agreement following such sixty (60) day or thirty (30) day period, as applicable, only if the breaching Party shall have failed to commence substantial remedial actions to cure such breach within such sixty (60) day or thirty (30) day period, as applicable, and to use diligent efforts to pursue the same. Any termination by a Party under this Section 9.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.

9.3      Effect of Termination by Pfizer or Lumena.  If Pfizer terminates this Agreement under Section 9.2 or Section 4.3(b), or if Lumena terminates this Agreement under Section 9.4, or if this Agreement terminates under Section 3.2, then the following will take effect upon the effective date of such termination. The license under the Licensed Know-How granted by Pfizer to Lumena pursuant to Section 2.1 will terminate and all rights granted therein will immediately revert to Pfizer; provided, however, that if the termination relates only to a specific country then only the license pertaining to such country and all rights granted therein will immediately revert to Pfizer. For clarity, termination of the licenses granted by Pfizer to Lumena shall terminate all sublicenses granted by Lumena or its sublicensees hereunder. Upon termination of this Agreement, Lumena shall have the right to sell its remaining inventory of Product following the termination of this Agreement so long as Lumena has fully paid, and continues to fully pay when due, any and all Royalties owed to Pfizer, and Lumena otherwise is not in material breach of this Agreement.

9.4      Additional Termination by Lumena.    Lumena may terminate this Agreement for any reason or no reason upon […***…] days written notice to Pfizer. If Lumena terminates this Agreement under this Section 9.4, then the terms of Section 9.3 shall apply.

9.5      Effect of Termination by Lumena.    If Lumena terminates this Agreement under Section 9.2: (i) the license granted by Pfizer to Lumena under Section 2.1 shall become exclusive even as to Pfizer and its Affiliates and shall remain in full force and effect notwithstanding termination of this Agreement; and (ii) Pfizer’s rights under Section 2.5 will terminate. Any termination by Lumena under this Section 9.5 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from Pfizer.

9.6      Termination for a Bankruptcy Event. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code (11 U.S.C. Sec. 101 et seq.), as amended or under any similar laws or statutes of the United States or any state thereof

(the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within […***…] after they are instituted, (b) making of an assignment of the assets associated with the Compound for the benefit of creditors, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

9.7      Residual Obligations upon Termination.

(a)    Termination of this Agreement for any reason will not relieve either Party of any obligation or liability accruing prior thereto and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing or the rights upon termination set forth in Section 9.3, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto with respect to this Agreement as it relates to the licenses or jurisdiction(s) for which this Agreement has not been terminated. Except as provided in Sections 9.3 or 9.5 above, the provisions of Sections 2.4, Sections 3.6 and 3.7 (unless Section 9.5 applies), 4.3(a), Articles 5, 6, 7, 8 and 10 are intended to and shall survive termination or expiration of this Agreement in accordance with the terms of such Articles or Sections.

(b)    Within […***…] following the termination or expiration of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of the other Party in its possession, except that the terminating Party may retain such Confidential Information to the extent necessary or useful for the practice of its surviving license(s) hereunder (if any), and except for one (1) copy of each item of the other Party’s Confidential Information which may be retained in confidential files solely for record purposes.

9.8      Bankruptcy Code.    All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the Bankruptcy Code and Lumena under this Agreement will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

9.9      Additional Remedies.    The remedies set forth in this Article 9 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1      Independent Contractor.    It is understood and agreed that each Party shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as creating any partnership, joint venture or employer-employee relationship between the Parties or as authorization for either Lumena or Pfizer to act as agent for the other.

10.2      No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their legal representatives, successors and assigns, and they shall not be construed as conferring any rights to any Third Party.

10.3      Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than payment obligation) by reason of any event beyond such Party’s reasonable control including Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, governmental acts or restriction, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within […***…] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

10.4      Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by authorized representatives of the Parties. One or more documents may be added to Section 1 of Exhibit A by means of a written letter signed by authorized representatives of the Parties.

10.5      Entire Agreement. This Agreement constitutes the entire agreement and understanding relating to the subject matter of this Agreement and supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter of this Agreement.

10.6      Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby; provided, however, that, if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to either Party, the Parties shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision.

10.7      Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Pfizer or Lumena in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Pfizer or Lumena of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.8      Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by prepaid express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by the notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

For Lumena:	Lumena Pharmaceuticals, Inc.
C/O Pappas Ventures
2520 Meridian Parkway, Suite 400
Durham
NC 27713
Attention: Michael Grey

With a copy to:
Cooley LLP
4401 Eastgate Mall
San Diego
CA 92121-1909
Attention: Jason Kent

For Pfizer:	Elizabeth T. Stark, Ph.D.
Director, R&D Business Dvlpt.
Pfizer Inc.
575 Maryville Ctr. Dr.
St. Louis, MO 63141
Phone: […***…]

With copies to:
Pfizer Inc.
Notices: R&D Business Development
235 East 42nd Street
New York, NY 10017
Attn.: R&DBD Contract Notice

Pfizer Inc.
Notices: Pfizer Legal Division
235 East 42nd Street
New York, NY 10017
Attn.: Chief Counsel, R&D
Fax: +1-646-563-9619

10.9      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States, excluding any choice of law rules that may direct the application of the law of any other jurisdiction.

10.10      Assignability. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) to the transferee or successor entity to such Party upon the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale or transfer of assets or otherwise; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

10.11      Jointly Prepared. This Agreement will be deemed to have been drafted by both Pfizer and Lumena and will not be construed against either Party as the draftsperson hereof.

10.12      Headings, Gender and Number. All section and article titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine, or neuter, as the context requires.

10.13      Interpretation. All references to days in this Agreement shall mean calendar days, unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” unless expressly stated otherwise.

10.14      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

10.15      Schedules, Exhibits and Attachments. Except with respect to Exhibit B, which provisions shall not be effective unless and until set forth separately in a writing signed by the Parties in connection with the Financing, all schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

10.16      Further Assurances. At any time during the term of this Agreement, Pfizer and Lumena each will, at the request of the other Party, use reasonable efforts to (a) deliver to the other Party such records, data or other documents, consistent with the provisions of this Agreement, (b) execute, deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions, as a Party reasonably may deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

[signature page to follow]

[Signature Page to License Agreement)

IN WITNESS WHEREOF, the Parties by their respective authorized representatives, have executed this Agreement.

PFIZER INC.

By: /s/ AR MacKenzie

Printed: AR MacKenzie

Title: SVP PharmaTherapeutics R&D

LUMENA PHARMACEUTICALS, INC.

By: /s/ M G Grey

Printed: M G Grey

Title: President & CEO

EXHIBIT A

LICENSED KNOW-HOW

and

TRANSFER PLAN

For clarity, Lumena and Pfizer shall comply with the provisions set forth in this Exhibit A and capitalized terms that are used in this Exhibit, but not defined in this Exhibit, shall have the meaning set forth elsewhere in the Agreement.

1.	LICENSED KNOW-HOW

“LICENSED KNOW-HOW” includes the following documents: See SCHEDULE 1.

2.	Documentation Transfer

2.1

Records to be Transferred. No later than […***…] after the Effective Date (unless otherwise agreed to in writing by the Parties), Pfizer will provide to Lumena, those documents set forth in Section 1 of this Exhibit (the “Documentation”); provided that Pfizer has the right, but not the obligation to retain copies of all Documentation.

2.2

Cooperation. During the […***…] period following the Effective Date (unless otherwise agreed to in writing by the Parties), Pfizer’s Representative will provide reasonable assistance to Lumena in the transfer of Licensed Know-How and to ensure that all Documentation has been transferred in accordance with this Exhibit A. For the avoidance of doubt, such assistance will not include assistance with the interpretation of data or anything other than ensuring that the Documentation has been transferred in accordance with this Exhibit A.

2.3

Later Discovered Information. In the event that after the expiration of the […***…] period described in Section 2.1 of this Exhibit A, Lumena or Pfizer discovers information, data or documentation Controlled by Pfizer or its Affiliates concerning the Compound (collectively “Discovered Know-How”), that is readily available and that Pfizer elects to provide, Pfizer will provide such Discovered Know-How to Lumena and the Parties will execute an amendment to this Exhibit A to add such Discovered Know-How to the list of Licensed Know-How. For the avoidance of doubt, it is understood between the Parties that Pfizer shall have no obligation to undertake any internal search activities in order to discover any such Discovered Know-How.

2.4

Method of Transfer. Notwithstanding the foregoing, the Parties agree as follows with respect to the Documentation: Pfizer will provide electronic copies (in Microsoft Office format and/or in other non-proprietary format) of the Documentation by a method reasonably acceptable to Lumena; provided that, to the extent such Documentation exists as of the Effective Date in an electronic format, Pfizer shall provide to Lumena an electronic copy of such Documentation and to the extent such Documentation does not exist in an electronic format as of the Effective Date,

Pfizer shall provide to Lumena a physical copy of the Documentation. For clarity, in no event shall the Documentation include any of the items set forth in Section 1 if such items do not exist.

SCHEDULE 1

LICENSED KNOW HOW

  Clinical

[…***…]	[…***…]	[…***…]

* Tables, Figures, Appendices only

    Pharmacology

[…***…]	[…***…]	[…***…]

  Tox

[…***…]	[…***…]	[…***…]	[…***…]

ADME

[…***…]	[…***…]	[…***…]

REGULATORY

[…***…]	[…***…]	[…***…]	[…***…]

CMC

[…***…]	[…***…]

EXHIBIT B

CERTAIN TERMS OF SERIES A-1 SHARES

Protective Provisions

(i)        At any time when Series A-1 Shares are outstanding, Lumena shall not, without the consent of the holders of a majority of the outstanding Series A-1 Shares, voting together as a separate class, amend Lumena’s Certificate of Incorporation or Bylaws if the proposed amendment would alter or change the powers, preferences, or special rights of the Series A-1 Shares so as to affect them adversely; provided, however, that if any proposed amendment would alter or change the powers, preferences or special rights of one or more series of Lumena’s preferred stock, including the Series A-1 Shares, so as to affect them adversely, then the shares of the series of preferred stock so affected by the amendment, including the Series A-1 Shares, shall vote together as a single class on the proposed amendment and the Series A-1 Shares shall not be entitled to vote as a separate class on such proposed amendment, unless otherwise required by the Delaware General Corporation Law.

Information and Board Observer Rights.

(i)        Delivery of Financial Statements. As long as Pfizer owns not less than fifty percent (50%) of the Series A-1 Shares it is receiving under this Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), Lumena shall deliver to Pfizer: annual and quarterly financial statements, and other financial information as determined by Lumena’s Board of Directors (the “Board”) and as received by any other stockholders, such as budgets and capitalization information; provided, however, that Lumena shall not be obligated under this Section to provide information (a) that Lumena reasonably determines in good faith to be a trade secret or confidential information (unless covered by a confidentiality agreement, in a form reasonably acceptable to Lumena) or (b) the disclosure of which would reasonably be expected to result in a waiver of the attorney-client privilege between Lumena and its counsel. Notwithstanding the foregoing, Lumena may cease providing the information set forth in this Section during the period starting with the date sixty (60) days before Lumena’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the United States Securities and Exchange Commission rules applicable to such registration statement and related offering; provided that Lumena’s obligations under this Section shall be reinstated at such time as Lumena is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(ii)        Board Observer Rights. As long as Pfizer owns not less than fifty percent (50%) of the Series A-1 Shares it is receiving under this Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), Lumena shall invite a representative of Pfizer to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that Lumena reserves the right to withhold any information and to exclude such representative from the portion of any meeting if access to such information or attendance at such portion of such meeting would reasonably be expected to result in (i) a waiver of the attorney-client privilege between Lumena and its counsel, (ii) disclosure of trade secrets or

(iii) a conflict of interest relating to a potential license, sublicense, merger, sale of assets or other transaction involving Lumena.

(iii)      Termination of Information and Board Observer Rights.    The covenants set forth in Section (ii) and Section (iii) shall terminate and be of no further force or effect (a) when Lumena first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, or successor provisions or (b) upon a Deemed Liquidation Event, as such term (or comparable term) is defined in Lumena’s Certificate of Incorporation, or (c) if the License Agreement between Pfizer and Lumena is terminated by Lumena for material breach by Pfizer, whichever event occurs first

(iv)      Scientific Advisory Board attendance.    As long as Pfizer owns not less than fifty percent (50%) of the Series A-1 Shares it is receiving under this Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), Lumena shall invite a scientific representative of Pfizer to attend all meetings of its Scientific Advisory Board in an observer capacity; provided, however, that Lumena reserves the right to withhold any information and to exclude such representative from any meeting of the scientific advisory board or portion thereof if access to such information or attendance at such meeting could result in disclosure of trade secrets.

(v)      Confidentiality.    Pfizer agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than in connection with its interest in, and on-going relationship with, Lumena) any confidential information obtained from Lumena pursuant to the terms of this Agreement (including information obtained pursuant to Sections (i), (ii), (iii) and (iv) above, and notice of Lumena’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section by Pfizer), (b) is or has been developed or conceived by Pfizer (or its Affiliates) without use of Lumena’s confidential information, or (c) is or has been made known or disclosed to Pfizer (or its Affiliates) by a third party without a breach of any obligation of confidentiality such third party may have to Lumena; provided, however, that Pfizer may disclose confidential information (w) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with its interest in, and on-going relationship with, Lumena; (x) to any prospective purchaser from Pfizer of capital stock of Lumena, if such prospective purchaser agrees in form reasonably acceptable to Lumena to be bound by the provisions of this Section (unless Lumena determines that such disclosure may result in disclosure of trade secrets or a conflict of interest, or if the receiving party is a competitor of Lumena); or (y) as may otherwise be required by law, provided that Pfizer promptly notifies Lumena of such disclosure and takes reasonable steps (at Lumena’s cost) to minimize the extent of any such required disclosure.